Exhibit 99.1

Multi-Color Declares Quarterly Dividend

Batavia, OH — February 2, 2010 — Multi-Color Corporation (NASDAQ:LABL) announced today that its Board of Directors declared the Company’s quarterly cash dividend for the fourth quarter of fiscal year 2010. The dividend is a payment of five cents per common share, payable March 1, 2010, to shareholders of record at the close of business on February 12, 2010.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Batavia, Ohio based Multi-Color Corporation, established in 1916, is a leader in global label solutions supporting the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage and specialty consumer products. Multi-Color acquired Collotype International Holdings Pty. Ltd. on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and is the world’s leading and most awarded pressure sensitive wine & spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 13 manufacturing locations worldwide; 7 in the U.S., 5 in Australia and 1 in South Africa.

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President – Finance and Chief Financial Officer

Multi-Color Corporation

(513) 345-1108